Exhibit 99.1

Company Contact:

BioSphere Medical, Inc.

Martin Joyce

Chief Financial Officer

(781) 681-7925

BIOSPHERE MEDICAL REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

Company records highest quarterly sales to date with sales growth of 39% in the first quarter of 2005 compared to the first quarter of 2004

ROCKLAND, Mass. – April 28, 2005 – BioSphere Medical, Inc. (Nasdaq: BSMD), a medical device company that pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations by a procedure called embolization, today reported that total revenues for the first quarter of 2005 were $4.43 million, compared with total revenues of $3.18 million for the corresponding period in 2004, an increase of 39.3%. In the first quarter of 2005 revenues in the United States were $2.92 million compared to revenues of $1.97 million in the first quarter of 2004. Revenues outside of the United States were $1.51 million for the first quarter of 2005, compared to revenues of $1.21 million for the first quarter of 2004.

Selling, general and administrative expenses increased to $3.06 million for the first quarter of 2005 compared to $2.49 million for the first quarter of 2004, reflecting increased spending in sales and marketing expenses related to the Company’s utilization, penetration and conversion marketing initiatives.  Research and development expenses were $.80 million for the first quarter of 2005, compared to $.59 million for the first quarter of 2004 due to increased spending for the Hepasphere SAP™, TempRx™ and next generation delivery system development programs.

The net loss applicable to common stockholders for the first quarter of 2005 was $1.35 million, or $0.09 per basic and diluted share. This compares with a net loss of $1.56 million, or $0.11 per basic and diluted share, for the first quarter of 2004.

At March 31, 2005, the Company had cash, cash equivalents and marketable securities of $8.68 million.

“We are pleased with our sequential revenue growth over quarter 4, 2004 “ said Richard Faleschini, BioSphere Medical’s President and Chief Executive Officer. “ Focused local sales and market development initiatives resulted in especially strong sales performance in the United States, with 48% revenue growth over the same period last year. Our revenues outside the United States showed strong double digit growth as well,” said Faleschini.

 Significant activities in the first quarter of 2005 and subsequent weeks include:

•                  Record quarterly worldwide revenues increase 39.3% year-over-year.

•                  Publication in the January 2005 issue of Obstetrics and Gynecology of the 555 patient uterine artery embolization (UAE) study conducted by the Ontario UFE Collaborative Group (Pron et el) which reported 21 of 35 women (60%) actively seeking to become pregnant conceived.

•                  Inclusion of uterine artery embolization in the new American College of Obstetricians and Gynecologists (ACOG) patient education brochure as a treatment option for women with symptomatic uterine fibroids.

•                  February 2005 presentation by James B. Spies, M.D. of one-year follow-up on 1701 patients from the 72- site FIBROID Registry (Fibroid Registry for Outcomes Data) at the Advances in Uterine Leiomyoma

Research: 2nd NIH International Congress, which reported substantial improvement in symptoms and quality of life in more than 85% of patients (to be submitted for publication).

•                  A study published in the February issue of Journal of Vascular and Interventional Radiology (JVIR) described the use of Embosphere® Microspheres for portal vein embolization.  Portal vein embolization is a preoperative procedure that causes an increase in the volume of the nonembolized portion of the liver, resulting in decreased postoperative morbidity, and an increased number of patients who are eligible for potentially curative liver resection.  The authors concluded that Embosphere® Microspheres provided significantly improved volumetric outcomes and resection rates, compared with nonspherical PVA particles.

•                  Publication in the March BJOG (Carpenter and Walker) of a study evaluating pregnancy following uterine artery embolization concluded, “This series adds to the growing number of reported cases of pregnancy following uterine artery embolisation for fibroids.  Although small, there is certainly an increase in delivery by caesarean section.  There does not appear to be any other major excess obstetric risk associated with these pregnancies when the demographics of the population in question is considered.”

•                  Long-term data presented by James B. Spies, M.D. at the recent Society of Interventional Radiology (SIR) meeting showed UFE is an effective long-term treatment (73% success rate at five years), and the duration of symptom control is equal or better than myomectomy.

•                  Established a second distributor in Japan, DVx Inc., to obtain approval for and market our delivery systems products in this strategically important market.

The Company will host its quarterly conference call today at 11 A.M. (ET).  The number to dial into the call is 1-888-603-7990 or 1-706-679-7298 and the conference ID is 5555828.  Please call in approximately ten minutes before the call is scheduled to begin. A live web cast of the conference call will also be available on the BioSphere Medical web site. A replay of this conference call will be available from 2:00 P.M. (ET) today through 2:00 P.M. on May 12, 2005. The replay can be accessed by dialing 1-800-642-1687 or 1-706-645-9291 access code 5555828 or you can visit the “Investor” section of our company web site at www.biospheremed.com.

About BioSphere Medical, Inc.

BioSphere Medical, Inc., based in Rockland, Massachusetts, is a medical device company focused on applying its proprietary microsphere technology to medical applications using embolotherapy techniques.  The Company’s core technologies, patented bio-engineered polymers and manufacturing methods, are used to produce miniature spherical beads with uniquely beneficial properties for a variety of medical applications. BioSphere’s principal focus is the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE.  The Company’s products continue to gain acceptance in this rapidly emerging procedure as well as in a number of other new and established medical treatments.

BioSphere Medical has received clearance in many countries, including the United States, Canada, Australia, the European Community, and Latin America which allows the Company to sell its products for use in general embolization procedures, including uterine fibroid embolization. The terms uterine fibroid embolization (UFE) and uterine artery embolization (UAE) are generally used inter-changeably in the literature. The most common side-effect of uterine fibroid embolization (UFE) is “post-embolization syndrome”, a collection of symptoms including abdominal pain, discomfort, low grade fever, and nausea.  UFE is currently contraindicated for women who are, or who intend to become, pregnant, because the effects of UFE on the ability of a woman to conceive, and to carry a fetus to term, have not been determined.

Cautionary Statement Regarding Forward-Looking Statements - This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the Company’s expectations with regard to the expected benefits of the Company’s sales and marketing strategies. The Company uses words such as “plans,” “seeks,” “projects,” “believes,” “may,” “anticipates,” “estimates,” “should” and similar expressions to identify these forward-looking statements. These statements are subject to risks and uncertainties and are based upon the

Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company’s control and are difficult to predict. These important factors include, without limitation, risks relating to: the failure of the Company and its distributors to successfully market and sell the Company’s products; the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates; the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of its products, including without limitation, widespread market acceptance of its lead product, Embosphere® Microspheres for the treatment of UFE; risks relating to the Company’s ability to obtain and maintain patent and other proprietary protection for its products and product candidates; the absence of or delays and cancellations of, product orders; delays, difficulties or unanticipated costs in the introduction of new products; competitive pressures; the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products; and general economic and market conditions, as well as the risk factors  described in the section titled “ Factors That May Affect Future Results “ in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed by the Company with the Securities and Exchange Commission, and described in other filings made by the Company from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.

Financial Tables Follow

BioSphere Medical, Inc.

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED  BALANCE SHEETS

As of March 31, 2005 and December 31, 2004

(in thousands, unaudited)

	March 31, 2005	December 31, 2004
ASSETS

Cash, cash equivalents and marketable securities	$8,675	$10,222
Accounts receivable, net	3,127	2,999
Inventories, net	3,078	3,311
Prepaid and other current assets	424	222
Property and equipment, net	1,055	1,134
Goodwill, net	1,443	1,443
Other assets	62	60

Total assets	$17,864	$19,391

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$3,663	$4,188
Debt and capital lease obligations	307	367
Stockholders' equity	13,894	14,836

Total liabilities and stockholders' equity	$17,864	$19,391

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2005 and 2004

(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2005	2004

Revenues	$4,429	$3,180

Costs and expenses:
Cost of revenues	1,541	1,562
Research and development	802	589
Sales	1,503	1,296
Marketing	617	391
General and administrative	943	805

Total costs and expenses	5,406	4,643

Loss from operations	(977)	(1,463)
Other income and expenses, net	(248)	(93)

Net loss	(1,225)	(1,556)

Preferred stock dividends	(121)	—

Net loss applicable to common stockholders	$(1,346)	$(1,556)

Net loss per common share
Basic and diluted	$(0.09)	$(0.11)

Weighted average common shares outstanding
Basic and diluted	14,391	13,976